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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No.     )*
                                            -----


                      WILLIAMS SCOTSMAN INTERNATIONAL, INC.
                      -------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    96950G102
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]    Rule 13d-1(b)
           [_]    Rule 13d-1(c)
           [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
CUSIP NO. 96950G102                 Schedule 13G                  Page 2 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         The Cypress Group L.L.C.
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               OO
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 3 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Cypress Associates L.P.
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               PN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 4 of 18


--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Cypress Merchant Banking Partners L.P.
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 9,247,081
Beneficially Owned         (6)   Shared Voting Power               0
by Each Reporting          (7)   Sole Dispositive Power            9,247,081
Person With:               (8)   Shared Dispositive Power          0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 9,247,081
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         23.64%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               PN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 5 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Cypress Offshore Partners L.P.
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization           Cayman Islands
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 478,946
Beneficially Owned         (6)   Shared Voting Power               0
by Each Reporting          (7)   Sole Dispositive Power            478,946
Person With:               (8)   Shared Dispositive Power          0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 478,946
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         1.22%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               PN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 6 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Jeffrey P. Hughes
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization          United States of America
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               IN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 7 of 18


--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         James L. Singleton
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization          United States of America
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               IN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 8 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         David P. Spalding
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization          United States of America
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               IN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 9 of 18


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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         James A. Stern
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a) [_]
         (b) [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization          United States of America
--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                 0
Beneficially Owned         (6)   Shared Voting Power               9,726,027
by Each Reporting          (7)   Sole Dispositive Power            0
Person With:               (8)   Shared Dispositive Power          9,726,027
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                 9,726,027
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares (See Instructions)
                                                                   [_]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)         24.86%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)               IN
--------------------------------------------------------------------------------

CUSIP NO. 96950G102                 Schedule 13G                  Page 10 of 18


ITEM 1.

         (a)      Name of Issuer

                  Williams Scotsman International, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  8211 Town Center Drive
                  Baltimore, Maryland 21236

ITEM 2.

         (a)      Names of Persons Filing

                  The Cypress Group L.L.C.
                  Cypress Associates L.P.
                  Cypress Merchant Banking Partners L.P.
                  Cypress Offshore Partners L.P.
                  Jeffrey P. Hughes
                  James L. Singleton
                  David P. Spalding
                  James A. Stern

         (b)      Address of Principal Business Office or, if none, Residence

         The address of the principal business office of The Cypress Group L.L.C., Cypress Associates L.P., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern is:

                  c/o The Cypress Group L.L.C.
                  65 East 55th Street
                  New York, New York 10222

         (c)      Citizenship

         See Row 4 of each cover page.

         (d)      Title of Class of Securities

         Common Stock, par value $0.01 per share.

         (e)      CUSIP Number

         96950G102

CUSIP NO. 96950G102                 Schedule 13G                  Page 11 of 18


ITEM 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned:

                  Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("Cypress MBP"), is the record holder of 9,247,081 shares of the identified class of securities; and Cypress Offshore Partners L.P., a Cayman Islands exempted limited partnership ("Cypress OP"), is the record holder of 478,946 shares of the identified class of securities. As the sole general partner of Cypress MBP and the sole investment general partner of Cypress OP, Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"), may be deemed to be a beneficial owner of 9,726,027 shares of the identified securities; and as the sole general partner of Cypress Associates, The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), may be deemed to be a beneficial owner of 9,726,027 shares of the identified securities. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern are the members of Cypress Group, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by Cypress Group, but they disclaim any such beneficial ownership.

CUSIP NO. 96950G102                 Schedule 13G                  Page 12 of 18


         (b)      Percent of class:

                  See Row 11 of each cover page.

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or direct the vote:

                            See Row 5 of each cover page.

                  (ii)   Shared power to vote or direct the vote:

                            See Row 6 of each cover page.

                  (iii)  Sole power to dispose or to direct the disposition of:

                            See Row 7 of each cover page.

                  (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of each cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

CUSIP NO. 96950G102                 Schedule 13G                  Page 13 of 18



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), is the sole general partner of Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"); and Cypress Associates is the sole general partner of Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("Cypress MBP"), and the sole investment general partner of Cypress Offshore Partners L.P., a Cayman Islands exempted limited partnership ("Cypress OP"), and therefore each of Cypress Group and Cypress Associates may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, each of Cypress Group and Cypress Associates disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. Because Cypress Group is a general partner of Cypress Associates and Cypress Associates is a general partner of each of Cypress MBP and Cypress OP and because Cypress MBP and Cypress OP acted together in their acquisition of the securities held by such limited partnerships, Cypress MBP and Cypress OP may be deemed to be a member of "group" in relation to their respective investments in Williams Scotsman International, Inc. Cypress MBP and Cypress OP do not affirm the existence of a group.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 96950G102                 Schedule 13G                  Page 14 of 18


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 1, 2006


                                    THE CYPRESS GROUP L.L.C.

                                    By: /s/ Jeffrey P. Hughes
                                        ----------------------------------------
                                        Name:   Jeffrey P. Hughes
                                        Title:  Member


                                    CYPRESS ASSOCIATES L.P.

                                    By: THE CYPRESS GROUP L.L.C.,
                                        its General Partner

                                        By: /s/ Jeffrey P. Hughes
                                            ------------------------------------
                                            Name:   Jeffrey P. Hughes
                                            Title:  Member


                                    CYPRESS MERCHANT BANKING PARTNERS L.P.


                                    By: CYPRESS ASSOCIATES L.P.,
                                        its General Partner


                                        By: THE CYPRESS GROUP L.L.C.,
                                            its General Partner

                                            By: /s/ Jeffrey P. Hughes
                                                --------------------------------
                                                Name:  Jeffrey P. Hughes
                                                Title: Member


                                    CYPRESS OFFSHORE PARTNERS L.P.


                                    By: CYPRESS ASSOCIATES L.P.,
                                        its Investment General Partner


                                        By: THE CYPRESS GROUP L.L.C.,
                                            its General Partner


                                            By: /s/ Jeffrey P. Hughes
                                                --------------------------------
                                                Name:  Jeffrey P. Hughes
                                                Title: Member

CUSIP NO. 96950G102                 Schedule 13G                  Page 15 of 18



                                        /s/ Jeffrey P. Hughes
                                        ----------------------------------------
                                        Jeffrey P. Hughes


                                        /s/ James L. Singleton
                                        ----------------------------------------
                                        James L. Singleton


                                        /s/ David P. Spalding
                                        ----------------------------------------
                                        David P. Spalding


                                        /s/ James A. Stern
                                        ----------------------------------------
                                        James A. Stern

CUSIP NO. 96950G102                 Schedule 13G                  Page 16 of 18


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.